ESCROW AGREEMENT
                           BANK ONE, INDIANA, NA

     THIS ESCROW AGREEMENT (the "Escrow Agreement") dated and effective as of the 26th day of September, 1997 among RONEY & CO. ("Roney"), HEARTLAND BANCSHARES, INC. ("Heartland"), and BANK ONE, INDIANA, NA, as escrow agent hereunder (in such capacity, the "Escrow Agent"), all being duly authorized to execute and deliver this Escrow Agreement.

R E C I T A L S

WHEREAS, Heartland is in the process of forming an Indiana chartered commercial bank ("Bank"); and

WHEREAS, in connection with the formation of the Bank, Heartland is offering up to 1,150,000 shares of its common stock ("Shares") in accordance with the terms and conditions set forth in the prospectus ("Prospectus") to be dated September 23, 1997
("Offering"); and

WHEREAS, pursuant to the Underwriting Agreement between Heartland and Roney (the "Underwriting Agreement"), Roney, among other things, is to deliver a check for the purchase price of the Shares; and

WHEREAS, pursuant to the Underwriting Agreement, Heartland, among other things, is to deliver a stock certificate for the Shares being purchased by Roney; and

WHEREAS, as a condition to the purchase and sale of the Shares provided for in the Underwriting Agreement, Heartland must have obtained all necessary regulatory approvals including those of the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation; and

WHEREAS, pending the receipt of such approval, Roney and Heartland desire that, and have requested the Escrow Agent to be engaged as agent in accordance with the terms and conditions hereof to provide for the safekeeping of both the Shares and the purchase price therefor; and

WHEREAS, Escrow Agent is willing to perform such services in accordance with the terms and conditions hereof and has established the Escrow Account hereunder;

                           W I T N E S S E T H:

     NOW, THEREFORE in consideration of the covenants and agreements herein contained, and for other good, fair and valuable considerations and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Escrow Agent, Roney and Heartland do agree as follows, intending to be legally bound:
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     Section 1.  CERTAIN RULES OF CONSTRUCTION AND DEFINED TERMS.
For all purposes of this Escrow Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) All Persons and entities defined or mentioned herein as parties hereto or to the other agreements, instruments, documents and the like mentioned herein shall include, as applicable, each and all of their respective heirs, legal representatives, successors and assigns.

     (b) All references to agreements, instruments, documents and the like herein shall mean and include all amendments, supplements and modifications thereto and restatements thereof and substitutions therefor, as such agreements, instruments, documents and the like are so amended, supplemented, modified or restated in accordance with their respective terms.

     (c) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Escrow Agreement as a whole and not to any particular Section or other subdivision.

     (d) All headings used in this Escrow Agreement are for the convenience of the parties only and shall not be used in construing the meaning or intent of the terms and provisions hereof.

     (e) The following terms shall have the respective meanings set forth or referred to below in this Section. Except where the context otherwise requires, words importing the singular number shall include the plural and vice versa.

     "Business Day" shall mean any day on which banks are open for general banking business in the State of Indiana, other than a Saturday, a Sunday, a legal holiday or any other day on which banks in the State of Indiana are required or authorized by law or executive order to close. If any action or time for performance pursuant to this Escrow Agreement is to occur on any day that is not a Business Day, such time for action or performance shall be extended to the next Business Day.

     "Condition" or "Conditions" shall mean the Escrow Agent, upon receipt of the Roney Property (as hereinafter defined) and Heartland Property (as hereinafter defined), shall hold such Roney Property and Heartland Property as Escrow Agent for Roney and Heartland until (i) the Bank has received approval of the Indiana Department of Financial Institutions as a state chartered commercial bank and (ii) the Bank has received approval for deposit insurance from the Federal Deposit Insurance Corporation (collectively the "Banking Regulatory Approvals"). If the Banking
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Regulatory Approvals are received (as evidenced by written
confirmation by Roney and Heartland), the Escrow Agent shall deliver the Roney Property and Heartland Property pursuant to the Escrow Instructions in Section 3. The conditions shall be subject to the receipt of written instructions in compliance with the requirements by a Trust Officer of the Escrow Agent at the Escrow Agent's Corporate Trust Offices, during the Escrow Agent's business hours on a Business Day on or before the Release Date.

     "Roney" shall have the meaning assigned to such term in the preamble to this Escrow Agreement.

     "Escrow Agent" shall have the meaning assigned to such term in the preamble to this Escrow Agreement.

     "Indemnified Party" shall mean the Escrow Agent and\or any of its shareholders, directors, agents, officers and employees.

     "Heartland" shall have the meaning assigned to such term in the preamble to this Escrow Agreement.

     "Person" shall mean any individual, corporation, trust, unincorporated organization, governmental authority or any other form of entity.

     "Permitted Investments" shall mean The One Group U.S. Treasury Money Market Fund or as otherwise directed by Roney and Heartland in writing to the Escrow Agent.

     "Roney Property" shall mean the following items of property:
Eleven Million Five Hundred Thousand Dollars ($11,500,000).

     "Heartland Property" shall mean the following items of property: One (1) stock certificate for One Million One Hundred
Fifty Thousand shares of Heartland Bancshares, Inc. Common Stock.

     "Release Date" shall mean October 31, 1997.

     Section 2. DEPOSIT IN ESCROW. Roney and Heartland will deliver to the Escrow Agent the Roney Property and the Heartland
Property to be held by the Escrow Agent in escrow pursuant to the provisions of this Escrow Agreement.

     Section 3. ESCROW INSTRUCTIONS. The Escrow Agent is hereby authorized and instructed to deliver the Roney Property, including any interest earned thereon, to Heartland less the underwriting discount and interest earned thereon, which shall be paid to Roney
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and the Heartland Property to Roney as agent for the purchasers thereof upon strict compliance with the Condition(s); provided, however, should the Condition(s) not be satisfied by the Escrow Agent's close of business on the Release Date, the Escrow Agent shall promptly redeliver the Roney Property, including any interest earned thereon, to Roney as agent for the prospective purchasers of the Shares and the Heartland Property to Heartland; whereupon in either event the Escrow Agent's duties and liabilities in connection with this Escrow Agreement and the Roney Property and Heartland Property shall terminate.

     Section 4. INVESTMENT OF FUNDS HELD BY ESCROW AGENT. Pending distribution in accordance with the provisions of Section 3 hereof, all collected and available funds held by the Escrow Agent pursuant to this Escrow Agreement shall be invested in The One Group U.S. Treasury Money Market Fund or, if directed in writing, in other Permitted Investments. The parties hereby acknowledge and agree that unless written instructions and collected and available funds are delivered to the Escrow Agent by 11:00 a.m. Eastern Standard Time on a business day, the funds will remain uninvested until the next business day.

     Section 5.    AVAILABILITY OF FUNDS/DELIVERY OF PROPERTY.
All parties acknowledge and agree that delivery of the Roney Property is subject to the sale and final settlement of Permitted Investments. Delivery of the Condition(s) when funds are invested in The One Group U.S. Treasury Money Market Fund must be made to the Escrow Agent by 11:00 a.m., Eastern Standard Time, if the Roney Property is to be delivered by the close of that business day. Otherwise, the Roney Property and the Heartland Property will
be delivered on the next business day.   With respect to the sale
of any other Permitted Investment, if the final settlement of that sale has not occurred by 1:00 p.m. Eastern Standard Time on the day the Condition(s) is delivered to the Escrow Agent, all parties acknowledge and agree that the Roney Property and the Heartland Property will be delivered on the next business day.

     Section 6. CONCERNING THE ESCROW AGENT. (a) All parties acknowledge and agree that the Escrow Agent is acting solely and exclusively as a depository hereunder. The Escrow Agent shall have no liability to any Person in acting upon or refraining from acting on any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which the Escrow Agent believes to be genuine and what it purports to be.

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     (b)   The Escrow Agent may confer with legal counsel in the
event of any dispute or question as to the construction of any of the provisions hereof, or its duties hereunder, and it shall incur no liability and it shall be fully protected in acting in accordance with the opinions of such counsel.

     (c) In the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Escrow Agreement, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been settled and all doubt resolved by agreement among all of the interested Persons, and the Escrow Agent shall have been notified thereof in writing signed by all such Persons. In addition to the foregoing rights, in the event the Escrow Agent has any doubt as to the course of action it should take under this Escrow Agreement, the Escrow Agent is hereby authorized to petition any Superior
Court of Marion, County or the United States District Court of the Southern District of Indiana for instructions or to interplead the funds or assets so held (including the Roney Property, the Heartland Property and any investments) into such court. The parties agree to the jurisdiction of either of said courts over their persons as well as the Roney Property and the Heartland Property, waive personal service of process, and agree that service of process by certified or registered mail, return receipt requested, to the address set forth below each party's signature to this Escrow Agreement shall constitute adequate service. Roney and Heartland hereby agree to indemnify and hold the Escrow Agent harmless from any liability or losses occasioned thereby and to pay any and all of its fees, costs, expenses, and counsel fees and expenses incurred in any such action and agree that, on such petition or interpleader action, the Escrow Agent, its servants, agents, employees or officers will be relieved of further liability. The Escrow Agent is hereby given a lien upon, and security interest in, all Roney Property and Heartland Property in the Escrow Agent's actual or constructive possession, and all investment and reinvestment of such Roney Property and Heartland Property and the earnings thereon, to secure the Escrow Agent's rights to payment or reimbursement (or both) under this Escrow Agreement.

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     (d)   THE INDEMNIFIED PARTY SHALL NOT BE LIABLE TO ANY PERSON
FOR ANYTHING WHICH IT MAY DO OR REFRAIN FROM DOING IN CONNECTION WITH THIS ESCROW AGREEMENT, INCLUDING THE INDEMNIFIED PARTY'S OWN NEGLIGENCE, BUT EXCLUDING THE INDEMNIFIED PARTY'S OWN GROSS NEGLIGENCE OR WILLFUL MALFEASANCE. THE INDEMNIFIED PARTY'S LIABILITY FOR ANY GROSSLY NEGLIGENT PERFORMANCE OR NON-PERFORMANCE SHALL NOT EXCEED ITS FEES IN CONNECTION WITH THE SERVICES PROVIDED HEREUNDER. IN NO EVENT SHALL THE INDEMNIFIED PARTY BE LIABLE TO RONEY OR HEARTLAND OR ANY THIRD PARTY FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOSS OF BUSINESS, ARISING UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT.

     (e) RONEY AND HEARTLAND HEREBY AGREE JOINTLY AND SEVERALLY TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTY AGAINST, ANY AND ALL COSTS, LOSSES, DAMAGES, LIABILITIES, CLAIMS, EXPENSES (INCLUDING COUNSEL FEES AND EXPENSES) AND CLAIMS INCURRED BY IT WITHOUT GROSS NEGLIGENCE OR WILLFUL MALFEASANCE ON THE INDEMNIFIED PARTY'S PART ARISING OUT OF OR IN CONNECTION WITH ITS ENTERING INTO THIS ESCROW AGREEMENT AND THE CARRYING OUT OF ITS DUTIES HEREUNDER, INCLUDING THE COSTS AND EXPENSES OF DEFENDING ITSELF AGAINST ANY CLAIM OF LIABILITY RELATING TO THIS ESCROW AGREEMENT.

     (f) The Escrow Agent may resign for any reason, upon 30 days written notice to Roney and Heartland to this Escrow Agreement. Upon expiration of such 30 day notice period, the Escrow Agent may deliver all cash and other property in its possession, after the payment of all fees and expenses of the Escrow Agent, under this Escrow Agreement to any successor escrow agent appointed jointly by Roney and Heartland, or if no successor escrow agent has been so appointed, to any court of competent jurisdiction in Marion County, Indiana. Upon either such delivery, the Escrow Agent shall be released from any and all liability under this Escrow Agreement.
A termination under this paragraph shall in no way discharge clauses (d), (e) and (g) of this Section 6 affecting reimbursement of expenses, indemnity and fees. The Escrow Agent shall have the right to deduct from the property to be transferred to any successor agent any unpaid fees and expenses.

     (g) Contemporaneously with the execution of this Escrow Agreement, Heartland shall pay to the Escrow Agent an Acceptance Fee of $1,000 and a base Annual Administration Fee of $1,000, which fee shall be deemed fully earned immediately, regardless of the actual length of time during which this Escrow Agreement is effective. In addition, Heartland agrees to pay to the Escrow Agent its customary fees and expenses, including counsel fees and expenses for the services rendered by it pursuant to the provisions of this Escrow Agreement. Heartland agrees to reimburse the Escrow
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Agent for its  expenses, including counsel fees and expenses incurred in connection with the negotiation of this Escrow Agreement shall be paid upon execution of this Escrow Agreement. The Escrow Agent's current fee schedule is attached hereto as Exhibit A (but such fees may be adjusted from time to time, in which case Heartland agrees to pay the adjusted fees). Notwithstanding anything to the contrary from either Roney or Heartland, the Escrow Agent shall be entitled to retain from any disbursements requested hereunder any outstanding fees and/or expenses due to it hereunder. The Escrow Agent is hereby granted a first lien on the Roney Property and Heartland Property for all indebtedness that may become owing to the Escrow Agent pursuant to this Escrow Agreement. In the event such fees or expenses are not paid to Escrow Agent within thirty (30) days after Escrow Agent makes demand therefore from Heartland, the Escrow Agent may charge such fee against the Roney Property, either against the corpus of the Roney Property or interest earned thereon.

     (h) It is strictly understood that the Escrow Agent has no duty to disburse any funds to any Person until such funds have been collected by the Escrow Agent and those funds are available in accordance with normal banking procedures and/or policy. In the event that any funds, including collected funds, deposited in the Escrow Account prove uncollectible, Roney and the Escrow Agent shall immediately reimburse the Escrow Agent upon request for the face amount of such deposit.

     Section 7.  MISCELLANEOUS.

     (a) All notices and communications hereunder shall be in writing, and shall be deemed to be duly given if sent first class mail, postage prepaid to the address set forth below the signature of the party to receive such notice. Any party to this Escrow Agreement may, from time to time, change its address for notices by giving written notice of such change to the other parties hereto. The Escrow Agent shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition, unless it has actually received written notice thereof from all of the parties hereto of their authorized representative clearly referring to this Escrow Agreement.

     (b) The rights created by this Escrow Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     (c) This Escrow Agreement shall be construed and enforced according to the laws of the State of Indiana.
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     (d)   This Escrow Agreement shall terminate and Escrow Agent
shall be discharged of all responsibility hereunder at such time as Escrow Agent shall have completed its duties hereunder; provided, however, the Escrow Agent's rights to indemnity and to receive payment of its fees and expenses shall survive any termination of this Escrow Agreement.

     (e) This Escrow Agreement may be executed in several counterparts, which taken together shall constitute a single document.

     (f) This Escrow Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the transactions described herein and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto. There are no implied duties under this Escrow Agreement. The Escrow Agent's only duty is to act in accordance with specific written instructions furnished by the parties to this Escrow Agreement. The Escrow Agent is not a party to any other agreement and the Escrow Agent shall not be subject to any other agreement even though reference thereto may be made herein.

     (g) If any provision of this Escrow Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

     (h) No amendment, modification or waiver of any provision of this Escrow Agreement nor consent to any departure by any Person from the provisions hereof shall be effective in any event unless the same shall be in writing and signed by each of Roney, Heartland and Escrow Agent, and then any such waiver or consent shall be effective only in the specific instance and purpose for which given.

     (i) Pursuant to the regulations of the Office of the Comptroller of the Currency [12 C.F.R. 12.5(a)], Roney and
Heartland have the right to receive, at no additional cost and within five business days of the transaction, a written notification disclosing certain information relating to securities purchase and sale transactions in the Escrow Account. The Escrow Agent has the option of furnishing to Roney and Heartland either
(1) a copy of the broker-dealer confirmation relating to the transaction or (2) a written notification disclosing: the Escrow Agent's name, the account name, the Escrow Agent's capacity in the transaction, the date of execution (and, upon Roney's and Heartland's written request, the time of execution) of the
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transaction, the identity, price and number of shares involved, the remuneration to the broker-dealer and his identity, the total remuneration to be received by the Escrow Agent, and, if no broker-dealer was involved, the identity of the person from whom the security was purchased or to whom it was sold.

     In lieu of the foregoing time and form of notification, Roney and Heartland agree that the Escrow Agent's periodic statements, transmitted pursuant to the terms of this Escrow Agreement, will suffice.

     (j) The following persons are authorized to direct the Escrow Agent regarding any transactions to this Escrow Agreement including, but not limited to, investment and/or disbursement of the Roney Property and the Heartland Property.

     John C. Donnelly                        Steve Bechman
     Roney                                   Heartland

     (k) Roney and Heartland warrant to the Escrow Agent that there are no federal, state or local tax liabilities or filing requirements whatsoever concerning the Escrow Agent's actions contemplated hereunder and warrant and represent to the Escrow Agent that the Escrow Agent has no duty to withhold or file any report or any tax liability under any federal or state income tax, local or state property tax, local or state sales or use taxes, or any other tax by any taxing authority. Roney and Heartland hereto agree jointly and severally to indemnify the Escrow Agent fully from any tax liability, penalties or interest incurred by the Escrow Agent arising hereunder and agree to pay in full any such tax liability together with penalty and interest, if any, that is ultimately assessed against the Escrow Agent for any reason as a result of its action hereunder (except for the Escrow Agent's individual income tax liability).


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
     IN WITNESS WHEREOF, Roney, Heartland and Escrow Agent have executed this Escrow Agreement effective as of the day and year first above written.

"RONEY"                           RONEY & CO.
                                  One Griswold
                                  Detroit, Michigan  48223

                                  By: _______________________________
                                  Title:_____________________________
                                  Tax Identification Number:_________

"HEARTLAND"                       HEARTLAND BANCSHARES, INC.
                                  P.O. Box 469
                                  Franklin, Indiana  46131

                                  By: _______________________________
                                  Title:____________________________
                                  Tax Identification Number:________

"ESCROW AGENT"                    BANK ONE, INDIANA, NA
                                  Corporate Trust Department
                                  111 Monument Circle - Suite 1611
                                  Indianapolis, Indiana  46277

                                  By: _______________________________
                                  Title:_____________________________